Exhibit 10.3

FORM OF SHAREHOLDERS’ AGREEMENT

of

NDS GROUP HOLDINGS LIMITED

Dated as of [—]

i

11.5	Amendment	20
11.6	Binding Effect	20
11.7	Third Parties	20
11.8	Assignment	20
11.9	Specific Performance	21
11.10	Fiduciary Duties; Exculpation Clause	21
11.11	No Recourse	21
11.12	Governing Law; Severability; Limitation of Liability	21
11.13	Enforceability	23
11.14	Further Assurances	23
11.15	Counterparts	24
11.16	Headings	24
11.17	Scope of Agreement	24
11.18	Several Liability	24
11.19	Defaults; No Circumvention of Agreement	24
11.20	Recapitalization	24

EXHIBIT A	DEFINED TERMS	A-1

SCHEDULE I	Initial Board of Directors
SCHEDULE II	Audit Committee Members
SCHEDULE III	Nominating and Corporate Governance Committee Members
SCHEDULE IV	Compensation Committee Members

INDEX OF DEFINED TERMS

Affiliate	A-1
Agreement	1
Audit Committee	6
Bermuda Companies Act	A-1
Board	3
Board Committees	6
Board Independence Requirements	4
Bye-laws	A-1
CEO	A-1
Chairman	A-1
Change of Control	A-1
Closing Date	A-2
Company	1
Compensation Committee	6
Confidential Information	14
Controlled Company	A-2
Creditors’ Rights	A-2
Damages	A-2
Director	3
Effective Time	A-2
Exchange Act	A-2
Governing Documents	A-2
Governmental Authority	A-2
Information	A-3
Initial Public Offering	A-3
Insider Trading Policy	A-3
Investor 1	1
Investor 2	1
Investor Designee	3
Investor Designees	3
Investor Shareholders	A-3
Lapse Date	13
Law	A-3
Memorandum	A-3
NDS Holdco	1
News Corporation	1
News Group	1
News Group Designees	3
Nominating and Corporate Governance Committee	6
Nuclobel Group	1
Nuclobel Group Designees	3
Nuclobel Investor	1
Nuclobel Investors	1
Officer	A-3

Original Stockholders Agreement	1
Parties	1
Party	1
Permitted Transferee	A-4
Person	A-4
Public Offering	A-4
Registrable Securities	A-4
Registration Rights Agreement	A-4
Representatives	A-4
Resign, Resigning or Resignation	A-4
SEC	A-4
Secondary Offering	13
Securities Act	A-4
Shareholders	A-5
Shares	A-5
Subsidiary	A-5
Transfer	A-5

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (the “Agreement”) is dated as of [—], by and among Nuclobel Lux 1 S.àr.l. (“Investor 1”), a private limited company (société à responsabilité limitée) incorporated in Luxembourg, Nuclobel Lux 2 S.àr.l. (“Investor 2”), a private limited company (société à responsabilité limitée) incorporated in Luxembourg (each a “Nuclobel Investor” and together the “Nuclobel Investors” and together with their Permitted Transferees (as defined herein), being referred to collectively as the “Nuclobel Group”), News Corporation, a Delaware corporation (“News Corporation”), NDS Holdco Inc. (“NDS Holdco,” and together with News Corporation and their Permitted Transferees, the “News Group”), and NDS Group Holdings Limited, a company organized under the laws of Bermuda (the “Company”), and such other Persons who or which become parties to this Agreement pursuant to the terms and conditions of this Agreement. The Company, the Nuclobel Group and the News Group are collectively referred to herein as the “Parties,” and each of them is referred to as a “Party.” This Agreement shall become effective upon the Effective Time.

RECITALS

WHEREAS, the Nuclobel Investors, News Corporation, NDS Holdco and certain members of management were party to that Stockholders Agreement, dated as of February 6, 2009, of NDS Group Limited (the “Original Stockholders Agreement”).

WHEREAS, the Original Stockholders Agreement contemplated that certain provisions would survive a Qualifying IPO (as defined therein).

WHEREAS, NDS Group Limited, the Nuclobel Investors, News Corporation, NDS Holdco, the Company, the Chizen Family Investment Partnership L.P. and certain members of management entered into that equity implementation deed, dated August 10, 2011, pursuant to which such parties agreed to exchange their existing equity interests in NDS Group Limited for equity interests in the Company such that NDS Group Limited became a wholly owned subsidiary of the Company.

WHEREAS, immediately after the Closing Date, each Nuclobel Investor and NDS Holdco will each own Shares (as hereinafter defined).

WHEREAS, subject to the terms and conditions herein, the Parties desire to enter into this Agreement to provide for certain rights and obligations of the Parties.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A.

1.2 Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (c) references to Articles and Sections refer to Articles and Sections of this Agreement, (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited, and (e) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. Each Party hereto represents and warrants to each other Party that, as of the date hereof:

(a) Such Party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary action;

(b) This Agreement has been duly and validly executed and delivered by such Party and constitutes the binding obligation of such Party enforceable against such Party in accordance with its terms, subject to Creditors’ Rights;

(c) The execution, delivery, and performance by such Party of this Agreement will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Party is subject, (ii)

violate any order, judgment, or decree applicable to such Party, or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Party is a party or its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, or certificate of formation or limited liability company agreement, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have a materially adverse effect on such Party’s ability to satisfy its obligations hereunder; and

(d) No consent, approval, permit, license, order or authorization of, filing with, or notice or other action to, with or by any Governmental Authority or any other Person, is necessary, on the part of such Party to perform its obligations hereunder or to authorize the execution, delivery and performance by such Party of its obligations hereunder, except where such consent, approval, permit, license, order, authorization, filing or notice would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Party’s ability to satisfy its obligations hereunder or any agreement or other instrument of such Party.

ARTICLE III

BOARD OF DIRECTORS

3.1 Composition of the Board of Directors. The Board of Directors of the Company (the “Board”) shall be composed as follows:

(a) For so long as the Company is a Controlled Company, except as otherwise approved in accordance with Section 4.1(l) hereof, the Board shall be composed of not more than eleven (11) individuals (each, a “Director”), and will be composed as follows:

(i) The Nuclobel Group shall have the right, but not the obligation, to nominate for election up to three (3) individuals to be Directors (the “Nuclobel Group Designees”);

(ii) The News Group shall have the right, but not the obligation, to nominate for election up to three (3) individuals to be Directors (the “News Group Designees” and together with the Nuclobel Group Designees, the “Investor Designees,” and each individually, an “Investor Designee”);

(iii) One (1) Director shall be the Chief Executive Officer of the Company in office from time to time;

(iv) One (1) Director shall be the Chairman; and

(v) Three (3) individuals that meet the then current standards to qualify as an independent Director under the Exchange Act and established national securities exchange on which the Shares are then listed for trading so that the Board and the members of the Board committees contemplated by Section 3.3 hereof satisfy the applicable “independence” requirements (the “Board Independence Requirements”), shall be nominated by the Board, of which each of the Nuclobel Group and the News Group shall have the right, but not the obligation, to nominate for election one such independent Director, and the third such independent Director shall be an individual who is mutually agreed upon by each of the Nuclobel Group and the News Group.

(b) When the Company is no longer a Controlled Company, the Board shall be composed of not more than thirteen (13) Directors and will be composed as follows:

(i) In the event the Nuclobel Group (x) owns at least 15% of the issued and outstanding Shares, the Nuclobel Group shall have the right, but not the obligation, to nominate for election up to two (2) Directors, (y) ceases to own at least 15% of the issued and outstanding Shares but continues to own at least 5% of the issued and outstanding Shares, the Nuclobel Group shall no longer have the right to nominate for election up to two (2) Directors and shall have the right, but not the obligation, to nominate for election only one (1) Director, and (z) ceases to own at least 5% of the issued and outstanding Shares, the Nuclobel Group shall no longer have the right to nominate for election any Directors;

(ii) In the event the News Group (x) owns at least 15% of the issued and outstanding Shares, the News Group shall have the right, but not the obligation, to nominate for election up to two (2) Directors, (y) ceases to own at least 15% of the issued and outstanding Shares but continues to own at least 5% of the issued and outstanding Shares, the News Group shall no longer have the right to nominate for election up to two (2) Directors and shall have the right, but not the obligation, to nominate for election only one (1) Director, and (z) ceases to own at least 5% of the issued and outstanding Shares, the News Group shall no longer have the right to nominate for election any Directors; and

(iii) Such number of additional Directors nominated by the Board, acting upon the recommendation of the Nominating and Corporate Governance Committee so that the Board and its committees satisfy then applicable Board Independence Requirements.

For purposes of this Section 3.1, each Investor Shareholder may nominate any individual as its Investor Designee, by sending a written notice to the Secretary of the Company stating the name of the Investor Designee, regardless of whether such individual is considered an independent Director or is affiliated with such Investor Shareholder.

(c) In accordance with the Governing Documents, the initial Board shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board, although Class I shall initially consist of three (3) Directors and Class II and Class III shall each initially consist of four (4) Directors. Class I Directors shall be originally elected for a term expiring at the succeeding annual meeting of shareholders, Class II Directors shall be originally elected for a term expiring at the second succeeding annual meeting of shareholders, and Class III Directors shall be originally elected for a term expiring at the third succeeding annual meeting of shareholders, in each case following the Closing Date. The Board is hereby authorized to assign members of the Board in office at the Closing Date to such classes, and the initial Directors and their classifications are set forth on Schedule I hereto. Unless otherwise collectively agreed by the Nuclobel Group and the News Group, the Investor Designees of each Investor Shareholder shall be apportioned equitably within an applicable class as compared to the Investor Designees of the other Investor Shareholder.

3.2 Removal, Resignation, Vacancies.

(a) Generally. In the event that a vacancy is created on the Board by the death, disability, Resignation or removal (with or without cause) of an Investor Designee elected pursuant to Section 3.1, or if an Investor Designee is otherwise unable to serve for any reason prior to the expiration of his or her term as a Director, then, subject to Section 3.2(b) and applicable Law, the Investor Shareholder who nominated such Investor Designee to the Board shall be entitled to nominate a replacement to the Board, and the Investor Shareholder and the Company shall exercise all authority under applicable Law to give effect to this Section 3.2. Subject to this Section 3.2 and applicable Laws, in addition to the requirements pursuant to the Governing Documents, each Investor Designee may be removed by, and only by, the affirmative vote or written consent of the Investor Shareholder who nominated such Investor Designee. If an Investor Shareholder is entitled to nominate one or more Investor Designees, and such Investor Shareholder provides written notice to the Company of its desire to remove one of its Investor Designees from the Board, (i) such Investor

Shareholder shall take all reasonable action necessary to procure that such Investor Designee resigns from the Board and (ii) if such Investor Designee will not resign, the Investor Shareholder agrees that it shall take all reasonable action necessary to effect such removal as promptly as practicable on request. If, prior to his or her election to the Board, any individual is unable or unwilling to serve as an Investor Designee, then the applicable Investor Shareholder shall, subject to this Section 3.2, be entitled to nominate an alternative candidate for election. If any Investor Shareholder entitled to nominate an individual for election to fill directorship fails to do so, then such directorship shall remain vacant until such Investor Shareholder nominates an individual for election to fill said directorship. Without limiting the preceding provisions, the applicable Investor Shareholder shall not be entitled to remove, appoint or re-appoint any Director except for such Director that it is entitled to remove, appoint or re-appoint pursuant to the provisions of this Section 3.2.

(b) Vacancies upon a Reduction in Ownership Percentage. To the extent that, pursuant to Section 3.1(b), there is any reduction in the number of Investor Designees that any Investor Shareholder is entitled to nominate, then such Investor Shareholder shall determine, in its sole discretion, which Investor Designee, and from which class such Investor Designee is a member, to remove from the Board. Such Investor Shareholder shall take all reasonable action necessary to procure that such Investor Designee resigns from the Board and if such Investor Designee will not resign, the Investor Shareholder agrees that it shall take all reasonable action necessary to effect such removal as promptly as practicable on request, including, sending a written notice to the Secretary of the Company stating the name of the Investor Designee to be removed from the Board and whether the Investor Designee to be removed is a member of Class I, Class II or Class III. Upon receipt of such notice by the Secretary of the Company (or, in the event such notice is not delivered within ten (10) days after written request from the Company, such selection of an Investor Designee shall be made by the Board upon the recommendation of the Nominating and Corporate Governance Committee), such Investor Designee shall be removed from the Board, and the vacancy or vacancies created thereby (and, thereafter, any vacancies created in that particular directorship) shall be filled by an individual appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

3.3 Committees of the Board.

(a) Board Committees. The Board will have an audit committee (the “Audit Committee”), a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), a compensation committee (the “Compensation Committee”) and any other ad-hoc or standing committees that the Board decides to establish. All of these committees are collectively referred to as the “Board Committees”.

(b) Subject to compliance with the Board Independence Requirements, the members of the Board Committees shall be designated by the Board from among the Directors, provided that no Board Committee shall be comprised of more than one Investor Designee of a particular Investor Shareholder.

(c) Each Investor Shareholder who has at least one Investor Designee elected to the Board and who does not have an Investor Designee on a particular Board Committee is entitled to designate an “observer” on such Board Committee; provided, however, that any such Board Committee may request, and such “observer” shall comply with such request, that the “observer” remove themselves from all or any portion of a meeting of the Board Committee to the extent the Board Committee determines removal is appropriate.

(d) As of the Closing Date, the members of the Audit Committee are set forth on Schedule II, the members of the Nominating and Corporate Governance Committee are set forth on Schedule III, and the members of the Compensation Committee are set forth on Schedule IV.

(e) The Board shall appoint a member of each Board Committee as its chairman.

(f) The powers and responsibilities of each of the Board Committees shall be determined by the Board from time to time.

3.4 Cooperation by Shareholders and the Company. The Company agrees to include in the slate of nominees recommended by the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, the individuals nominated pursuant to this Article III and to use its best efforts to cause the election of each such nominees to the Board, including nominating, recommending election and electing such individuals as Directors as provided herein. Each of the Investor Shareholders and the Company agree to take such action, or refrain from taking such action, as is within its reasonable control to effect the provisions of this Article III and to ensure that the Governing Documents do not, from time to time or at any time, conflict with the provisions of Article III, including causing any Director nominated thereby to take or refrain from taking action for the foregoing purpose. Each of the Investor Shareholders, as applicable, hereby agrees to take all actions necessary to call, or cause the Company, the Officers or the Directors to call, a special or annual meeting of the shareholders of the Company and to vote all Shares owned or held of record by such Party at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as Directors of the Board of those individuals so nominated in accordance with, and otherwise to effect the intent of Article III.

3.5 Directors of Subsidiaries. Subject to applicable Laws, the size and composition of the boards of directors of the Company’s Subsidiaries shall be as determined by the Board; provided that, if at any time any Person other than an employee of the Company or any of its Subsidiaries or a local qualifying director is appointed to the board of directors of any Subsidiary of the Company, then each of the Nuclobel Group and the News Group shall have the right to nominate a number of members for election to such board of directors in the same proportion as such Investor Shareholder has the right to nominate Investor Designees for election to the Board under Section 3.1.

ARTICLE IV

REQUIRED APPROVALS

4.1 Actions that Require Unanimous Approval of the Investor Designees. In addition to any other approval required by the Governing Documents or by applicable Law, and until such time as the Company is no longer a Controlled Company, the unanimous approval of the Investor Designees shall be required for the Company or any of its Subsidiaries to take any of the following actions, and the Company and its Subsidiaries shall not take any of the following actions without first receiving the unanimous approval of the Investor Designees; provided, however, that if either Investor Shareholder ceases to own at least 15% of the issued and outstanding Shares, the following actions shall not require the approval of any of the Investor Designees nominated for election by such Investor Shareholder:

(a) Change of Control. Enter into or effect a Change of Control.

(b) Certain Dispositions. Directly or indirectly, enter into or effect any transaction or series of related transactions, involving the sale, lease, license, exchange or other disposal (including by merger, amalgamation, consolidation, sale of stock or sale of assets) by the Company or any of its Subsidiaries of any assets (including equity interests in any Person and any licenses) having a fair market value or for consideration having a fair market value (in each case as reasonably determined by the Board) in excess of $100,000,000, other than transactions solely between and among the Company and its wholly owned Subsidiaries.

(c) Certain Acquisitions and Joint Ventures. Enter into or effect (i) any transaction or series of related transactions involving the purchase, rent, lease, license, exchange or other acquisition (whether by merger, amalgamation, consolidation, acquisition of stock or acquisition of assets) by the

Company or any of its Subsidiaries of any assets and equity securities of any Person for consideration or (ii) any joint venture or similar business alliance involving investment, contribution or disposition by the Company or any of its Subsidiaries of assets (including stock of Subsidiaries), in the case of each of (i) and (ii), having a fair market value (as reasonably determined by the Board) in excess of $100,000,000, other than transactions solely between and among the Company and its wholly owned Subsidiaries.

(d) Certain Indebtedness. Authorize or permit the Company or any of its Subsidiaries to (i) incur (or extend, supplement or otherwise modify any of the material terms of) any indebtedness (other than intercompany indebtedness among the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness of any other Person (provided that the Company or any of its Subsidiaries may provide cross-guarantees for any indebtedness that has been approved under this Section 4.1(d)), issue any debt securities, enter into any agreement under which it may incur indebtedness or issue debt securities in the future, in an aggregate amount in excess of $200,000,000 for all such matters or (ii) make any loan, advance or capital contribution to any Person (other than the Company or any of its Subsidiaries), in each case outstanding at any time, in an aggregate amount in excess of $200,000,000 for all such matters.

(e) Equity Issuances. Authorize, create or issue any equity securities of the Company or any of its Subsidiaries (except as may be issued to the Company or any of its wholly owned Subsidiaries), issue any options or rights to acquire any equity securities of the Company or any of its Subsidiaries or grant any registration rights in respect of any such securities, options or rights, except for (i) equity securities issued in any Public Offering approved pursuant to Section 4.1(g) or (ii) equity securities, options or rights to acquire equity securities and piggyback registration rights issued or granted pursuant to management and employee incentive plans approved by the Board or (iii) other issuances (other than to current or former employees, consultants or directors) of equity securities or options or rights to acquire equity securities with a value (as reasonably determined by the Board) not in excess of $50,000,000 in the aggregate.

(f) Nature of Business. Make any material change in the nature of the business conducted by the Company and its Subsidiaries.

(g) Public Offering. Register any equity securities of the Company under the Securities Act in connection with, or consummate, a Public Offering; provided, however, that no such approval shall be required for the inclusion of any Registrable Securities (as defined in the Registration Rights

Agreement) in any registration statement relating to a Public Offering pursuant to the exercise by the holders thereof of piggyback registration rights under Section 3.1 of the Registration Rights Agreement or pursuant to Section 5.1 hereof, if applicable.

(h) Chief Executive Officer. Hire or remove, with or without cause, or enter into, renew, retain, materially modify (including a change in responsibilities) or terminate any employment contract with, the chief executive officer of the Company from time to time.

(i) Jurisdiction of Incorporation. Authorize or commit to any change in the jurisdiction of incorporation of the Company.

(j) Commencement or Settlement of Litigation. Commence, settle or compromise any litigation, proceeding or investigation with a cost or expected value (for any individual matter or group of related matters) of more than $25,000,000 or pay, discharge, settle or satisfy any claims, liabilities or obligations (other than obligations under contracts relating to the operation of the business of the Company and its Subsidiaries) in excess of $25,000,000 (for any individual matter or group of related matters).

(k) Dissolution; Liquidation; Reorganization; Bankruptcy. Dissolve, liquidate or engage in any recapitalization or reorganization of the Company or any Subsidiary or initiate a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of the Company.

(l) Change in Board Size. Increase or decrease the number of Directors on the Board.

(m) Approval of the Budget. Approve the annual operating plan or the annual budget of the Company and its Subsidiaries or, in each case, any material modification thereto.

ARTICLE V

AGREEMENTS OF THE INVESTOR SHAREHOLDERS

5.1 Agreements of the Investor Shareholders.

(a) Each member of the Nuclobel Group (i) shall, with respect to any action other than a sale or other transfer of interests in the Company, use its reasonable best efforts not to take any action that would cause any person to become a “United States shareholder” of the Company as defined in Section 951(b) of the Code (a “U.S. Shareholder”), (ii) shall not effect a sale or other transfer of its interests in the Company of 7 percent or more of the total number of outstanding shares of the Company to any person or entity that is a United States person (as defined in Section 957(c) of the Code (a “U.S. Person”)), and (iii) shall not effect a sale or other transfer of interests in the Company to any person or entity that any member of the Nuclobel Group could be reasonably expected to know, based solely upon satisfaction of the Due Diligence Requirement described in Section 5.1(b), (A) is a U.S. Shareholder or (B) would, as a result of such transfer, become a U.S. Shareholder, determined, in the case of clause (iii)(A) and clause (iii)(B), as if the definition of U.S. Shareholder in Section 951(b) referred to a U.S. Person who owns “7 percent or more” rather than “10 percent or more” of the total combined voting power of all classes of stock entitled to vote of the relevant foreign corporation (the “7 Percent Definition”), it being understood that any sales to an underwriter that participates in a public offering of interests in the Company shall not constitute a sale described in Section 5.1(a)(ii) or (iii) and no such sales by a Nuclobel Investor shall constitute a breach of Section 5.1(a)(ii) or (iii).

(b) In connection with any potential sale or other transfer described in Section 5.1(a)(iii) to a person or entity that is a U.S. Person, the relevant member of the Nuclobel Group shall have satisfied the Due Diligence Requirement by inquiring of the potential buyer whether the acquisition of Company shares would cause such U.S. Person, any equity owner of such U.S. Person, or any person who is considered as indirectly or constructively owning under Section 958 of the Code any equity interest in the Company which would be owned by such U.S. Person to become a U.S. Shareholder under the 7 Percent Definition. In connection with any potential sale or other transfer described in Section 5.1(a)(iii) to a person or entity that is not a U.S. Person, the members of the Nuclobel Group shall have satisfied the Due Diligence Requirement by inquiring of the potential buyer whether the acquisition of Company shares would cause any equity owner of such potential buyer, or any person who is considered as indirectly or constructively owning under Section 958 of the Code any equity interest in the Company which would be owned by such potential buyer to become a U.S. Shareholder under the 7 Percent Definition. The Due Diligence Requirement shall be satisfied even if the potential buyer does not respond to the inquiry of the members of the Nuclobel Group.

(c) If any member of the Nuclobel Group becomes aware that any Nuclobel Investor, any shareholder of any Nuclobel Investor, or any person who is considered as indirectly or constructively owning under Section 958 of the Code any equity interest in the Company owned by any Nuclobel

Investor, is a U.S. Shareholder and that the Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), then each member of the Nuclobel Group shall, as promptly as is reasonably practicable, with News Corporation’s approval, such approval not to be unreasonably withheld or delayed, sell or otherwise transfer the lesser of (i) 1% of the total number of outstanding shares of the Company or (ii) such amount of shares in the Company as is necessary to cause the Company not to be a CFC, provided, however, that no such sale shall be required if such sale would not cause the Company to lose its status as a CFC. Notwithstanding the foregoing, no such sale or transfer shall be required (i) to the extent that the relevant member of the Nuclobel Group is not permitted to sell or otherwise transfer its shares as a result of securities law restrictions, lock-up agreements, or other similar restrictions, agreements or arrangements; (ii) if such person is treated as a U.S. Shareholder solely as a result of a change in law occurring following the effectiveness of the IPO or (iii) if such person (A) is NDS Holdco (or any nominee, transferee, successor or assigns thereof); (B) owns, indirectly or constructively under Section 958 of the Code, an equity interest in the Company through NDS Holdco (or any nominee, transferee, successor or assigns thereof); or (C) is an employees’ trust or plan described in Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code that is sponsored by News Corporation or any direct or indirect subsidiary thereof.

(d) Each member of the Nuclobel Group shall indemnify and hold harmless News Corporation and each of its controlled Affiliates (the “Indemnified Parties”) against any and all Damages that any Indemnified Party may suffer or incur, or become subject to, as a result of any breach of any covenant or agreement set forth in Section 5.1(a) or Section 5.1(c). For these purposes, “Damages” shall mean any taxes, losses, costs, expenses and fees (including reasonable out-of-pocket expenses), liabilities, obligations and claims of any kind, whenever incurred, including the excess of (x) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) of any Indemnified Party, including, for purposes of clarification, any such amounts as may result from the receipt of such payment, over (y) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) that would have been paid by such Indemnified Party absent such breach; provided however, that to the extent any Indemnified Party actually realizes at any time prior to December 31, 2016 any net tax benefit that is solely attributable to the breach of Section 5.1(a) or Section 5.1(c), such Indemnified Party shall pay to the Nuclobel Group an amount (the “tax benefit payment”) equal to such actually realized net tax benefit to such Indemnified Party (it being understood that (i) each such tax benefit payment shall be reduced by an amount equal to the excess of (A) the amount of Damages incurred by such Indemnified Party in respect of such breach over (B) the amount of any payments previously received by such Indemnified Party pursuant to this Section 5.1(d) in respect of such breach, provided that any reduction under this clause (i) shall thereafter be treated as a payment pursuant to this Section 5.1(d) and (ii) the aggregate amount of such tax benefit payments shall not exceed the amount of any payments previously received (including any reductions under clause (i)) by such Indemnified Party pursuant to this Section 5.1(d) in respect of such breach).

(e) This Article V shall be of no further force or effect at such time as the ownership of shares in the Company by NDS Holdco (or any nominee, transferee, successor or assigns thereof) becomes less than 25% of the total number of outstanding shares of the Company.

ARTICLE VI

RESTRICTIONS ON TRANSFER

6.1 Restrictions on Transfer. Following the Closing Date and until the earlier of (i) February 6, 2014 or (ii) the date on which the Nuclobel Group ceases to own at least 15% of the issued and outstanding Shares (such date, the “Lapse Date”), the Nuclobel Investors shall have the sole right to determine the timing and size (including the number and dollar amount of Shares) of any offering and sale (including, without limitation, any sale or Transfer pursuant to Rule 144, any other exempt private sale transaction, or otherwise) of Shares owned by the Investor Shareholders (a “Secondary Offering”); provided that the News Group shall have the right to request that its Registrable Securities (or any other Shares) be included in any such Secondary Offering, and upon such request by the News Group, the total Registrable Securities to be sold by the Nuclobel Group and the News Group (or any other Shares) in any such Secondary Offering shall be allocated equally among the Nuclobel Group and the News Group; provided, further, that if in any such Secondary Offering either the Nuclobel Group or the News Group elects not to sell its full allocation of Registrable Securities (or any other Shares), then the other will be permitted to increase the number of Registrable Securities (or any other Shares) it requests to be included in such offering up to the amount permitted by the managing underwriters of such offering. Prior to the Lapse Date, the Nuclobel Group shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Secondary Offering. Except as provided in this Section 6.1, until the Lapse Date, neither the Nuclobel Group nor the News Group shall be permitted to Transfer any Shares (other than Transfers to Permitted Transferees) without the prior written consent of the other.

6.2 Coordination on Non-Underwritten Sales. Following the Lapse Date and until such time as an Investor Shareholder holds less than 5% of the outstanding Shares, except in connection with any underwritten Public Offering pursuant to the Registration Rights Agreement, any Investor Shareholder that proposes to Transfer any Shares held by such Shareholder shall promptly notify the other Investor Shareholders in writing at least 24 hours in advance of such proposed Transfer. Such notice shall include the number of Shares such Shareholder seeks to Transfer, the terms and conditions of such Transfer, including the intended method of disposition, and the purchase price.

ARTICLE VII

INFORMATION

7.1 Information. Each of the Investor Shareholders acknowledges that the Company is a publicly listed company and is bound by various laws regarding the provision of information, including the rules and regulations of the SEC, the established national securities exchange on which the Shares are then listed for trading and the Bermuda Companies Act. The Company has also adopted the Insider Trading Policy. Each Investor Shareholder shall, and such Investor Shareholder shall use its reasonable best efforts to cause its Representatives to, comply at all times with such laws, rules and regulations and the Company’s Insider Trading Policy. Subject to any changes required by changes in applicable Law, the Parties agree that any amendments to the Insider Trading Policy shall remain consistent with the terms of, and not be averse to the rights of the Investor Shareholder promulgated under, this Agreement.

7.2 Permitted Shared Information. Subject to the foregoing, each Investor Shareholder is entitled to the same Information and Confidential Information (as defined below) as provided to its respective Investor Designee, subject to maintenance of adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company or its Subsidiaries in violation of applicable Law.

7.3 Confidentiality. Each Investor Shareholder agrees to hold in strict confidence all Information furnished to it (collectively, “Confidential Information”). Confidential Information shall not include any information that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor Shareholder, (b) is or becomes available to an Investor Shareholder or any of its Representatives on a non-confidential basis from a third party source (other than any other Investor Shareholder or its Representatives), which source, to the best knowledge of such Investor Shareholder (after reasonable inquiry), is not bound by a duty of confidentiality to the Company in respect of such Confidential Information or (c) is independently developed by an Investor Shareholder. Subject to applicable Law, each Investor Shareholder may disclose any Confidential Information to its Representatives (i) to the extent necessary or appropriate in connection with its investment in the Company or for evaluating and preparing disclosure pursuant to clause (ii) below in the case of professional advisers and agents and to any Affiliate, partner or member of such Investor Shareholder in the ordinary course of business, provided that each of such Representatives shall be bound by the provisions of this Section 7.3 and shall, if requested by the Company, sign an undertaking agreeing to be bound by this Section 7.3 prior to receiving any Confidential Information, (ii) to the extent necessary for an Investor Shareholder to enforce its rights under this Agreement, the other agreements entered into in connection herewith and under the Governing Documents or (iii) as may otherwise be required by Law (including reporting under securities Laws and governmental filings); provided that such Investor Shareholder takes reasonable steps to minimize the extent of any such required disclosure, including using reasonable best efforts to obtain a protective order in any legal proceeding, and provide the Company with notice describing the disclosure that was or is to be made. If an Investor Shareholder or any of its Representatives is required by Law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential

Information is requested by any Governmental Authority having authority over such Investor Shareholder, such Investor Shareholder shall promptly notify the Company and the other Investor Shareholder of such requirement so that the Company may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If such Investor Shareholder or any of its Representatives is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, such Investor Shareholder or its Representative may disclose such portion of such Confidential Information without liability hereunder.

7.4 Public Announcements. No public announcement or press release concerning the business of the Company or its Subsidiaries or this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof) that is not the Company, without the prior consent of the Board, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release required to be made by any applicable Laws.

ARTICLE VIII

FEES AND EXPENSES

8.1 Director Fees and Expenses. Investor Designees and each Investor Shareholder’s directors, managers, officers, partners, members, principals, and employees shall be entitled to reimbursement of all out-of-pocket travel and related expenses incurred by such Investor Designees and each Investor Shareholder’s directors, managers, officers, partners, members, principals, and employees in connection with their attendance at Board and Board Committee meetings.

8.2 Expenses. In any legal action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other available remedy or relief to which such Party or Parties may be entitled. Subject to the preceding sentence, each Party shall be responsible for all costs and expenses incurred by it in connection with such Party’s investment in the Company.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) the written agreement of all of the Parties hereto or (ii) such date as no Investor Shareholder owns at least 5% of the issued and outstanding Shares.

9.2 Termination with respect to Investor Shareholders. At the time any Investor Shareholder ceases to own at least 5%, such Investor Shareholder shall cease to be a party to this Agreement and shall no longer be bound by this Agreement.

ARTICLE X

STOCK LEGENDS

10.1 Stock Legends. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.

(a) Each of the Shareholders agrees that the following legend shall be placed on the certificates representing any Shares owned by them:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO A SHAREHOLDERS’ AGREEMENT DATED AS OF [—] AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT PURSUANT TO THE PROVISIONS OF THE COMPANY’S BYE-LAWS, THE SHAREHOLDERS’ AGREEMENT AND, EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.”

Any Person who acquires Shares which are not subject to the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

(b) In addition, each of the Shareholders agrees that the following legend shall be placed on the certificates representing any Shares owned by them:

“THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY COUNTRY AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER A SHAREHOLDER AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER AND UNDER SUCH SHAREHOLDER AGREEMENT”

All Shareholders shall be bound by the requirements of such legends to the extent that such legends are applicable.

10.2 Termination of the Securities Act Legend. The requirement imposed by Section 10.1(b) shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or applicable foreign securities laws or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144 and in accordance with applicable foreign securities laws. Wherever such requirement shall cease and terminate as to any Shares, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 10.1(b).

ARTICLE XI

MISCELLANEOUS

11.1 Aggregation of Shares. All Shares held by an Investor Shareholder and its Affiliates shall be aggregated together for purposes of (a) determining the availability of any rights under Article III, Section 4.1, Article VI, Section 11.3, Section 11.4 and Section 11.5(b) and (b) calculating the percentage of the issued and outstanding Shares owned by an Investor Shareholder. If the Shares held by an Investor Shareholder are held by or transferred to one or more Affiliates or Permitted Transferees of such Investor Shareholder, then for purposes of this Agreement, the vote or action of such Investor Shareholder shall be made by the holder(s) of a majority of the Shares held by such Investor Shareholder, Affiliates and Permitted Transferees as to which such vote or action is to be made.

11.2 Notices

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such Party may designate by written notice to the other Parties):

(i) if to the Company, at the address of its principal executive offices;

(ii) If to News Corporation or NDS Holdco, to:

News Corporation and/or NDS Holdco

1211 Avenue of Americas

New York, NY 10036

United States

Attention: Group General Counsel

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States

Attention: Lou R. Kling

                 Howard L. Ellin

(iii) If to Investor 1 or Investor 2, to:

Nuclobel Lux 1 S.ár.l. and/or Nuclobel Lux 2 S.ár.l.

282 route de Longwy

L-1940 Luxembourg

Attention: Séverine Michel

With copies to:

Permira Advisers LLP

80 Pall Mall

London

SW1Y 5ES

United Kingdom

Attention: Ian Sellars

                 Paul Armstrong

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States

Attention: Allison R. Schneirov

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

(b) Whenever any notice is required to be given by Law, the Governing Documents or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.3 Entire Agreement. Each Party expressly acknowledges that this Agreement terminates and supersedes any prior agreement or contract among such parties with respect to the Company or NDS Group Limited, a company organized under the laws of England and Wales, whether oral or written, and this Agreement, the Governing Documents and the Registration Rights Agreement constitute the entire agreement of the Shareholders and their Affiliates relating to the Company. This Agreement supersedes and replaces the Original Stockholders Agreement in its entirety. The Parties are released from any and all obligations and liabilities under the Original Stockholders Agreement and shall have no obligation or liability thereunder, except to the extent of any rights or obligations thereunder up to the date hereof.

11.4 Effect of a Waiver of Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.5 Amendment.

(a) Amendment of Governing Documents. The Parties agree that any amendments to the Governing Documents shall remain consistent with the terms of, and not be adverse to the rights of the Investor Shareholders promulgated under, this Agreement.

(b) Amendment of the Agreement. This Agreement (including any Exhibit or Schedule hereto) may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and each Investor Shareholder which owns at least 5% of the outstanding Shares, provided that (x) the Parties agree to amend, supplement or otherwise modify this Agreement as may be necessary to comply with the Laws, regulations and rules of the established national securities exchange on which the Shares are then listed for trading and, for a Public Offering in a jurisdiction other than the United States, any regulated national securities exchange of such jurisdiction, (y) any amendment that disproportionately affects any Investor Shareholder or adversely imposes any additional material obligations on a particular Investor Shareholder shall require the consent of such Investor Shareholder and (z) any amendment to Section 11.5(a) or Article VII that affects any Investor Shareholder shall require the consent of such Investor Shareholder.

11.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each Party and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, each Party intends to and does hereby become bound.

11.7 Third Parties. Except as otherwise expressly provided herein, the covenants, agreements and other provisions contained in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights, remedies or other benefits hereunder on any other Persons.

11.8 Assignment. Except as permitted in this Agreement, the rights and obligations under this Agreement may not be Transferred by any Investor Shareholder hereto, in whole or in part, to any Person that is not an Investor Shareholder or a Permitted Transferee of an Investor Shareholder, and any purported Transfer without such consent shall be void and unenforceable. Without the unanimous approval of the Investor Designees, the rights and obligations under this Agreement of any other Party hereto may not be Transferred, and any purported Transfer without such approval shall be void and unenforceable. The rights and obligations hereunder, including without obligation the right to nominate, designate or appoint any member of any of the Board or any Board Committee, or remove any such nominee, designee or appointee, are personal to each Investor Shareholder entitled to do so hereunder and may not be assigned to any Person except with the prior unanimous approval of the Investor Designees, provided that each Investor Shareholder shall be permitted to assign any such right to one or more of its Permitted Transferees.

11.9 Specific Performance. Each of the Shareholders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching Party or Parties would be irreparably harmed, no adequate remedy at Law would exist and damages would be difficult to determine. It is accordingly agreed that (a) in the event of a breach of any provision of this Agreement, the aggrieved Party shall be entitled to specific performance of this Agreement and to enjoin any continuing breach of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy to which such aggrieved Party may be entitled at Law or in equity, and (b) the Shareholders will waive the defense in any action for specific performance or other equitable relief that a remedy at Law would be adequate.

11.10 Fiduciary Duties; Exculpation Clause. To the maximum extent permitted by Law, no Investor Shareholder shall have a fiduciary or similar duty to the other Investor Shareholder, the Company, any of its Subsidiaries or to any shareholder, creditor, employee or other stakeholder of the Company or any of its Subsidiaries, and each Investor Shareholder hereby waives any claim relating to a breach of fiduciary or similar duty it has or may have in connection with any action or inaction by any Investor Designee. Without limiting the foregoing, to the maximum extent permitted by Law, none of the Investor Shareholders and none of the representatives, nominees, designees shall have any liability for breach or alleged breach of fiduciary or similar duty to the Investor Shareholder, the Company and its Subsidiaries or to any shareholder, creditor, employee or other stakeholder of any member of the Company or its Subsidiaries and is and shall be fully exculpated from all such liability. Each of the Parties hereby waives any and all claims it has or may have relating to any such breach or alleged breach of fiduciary or similar duty. The foregoing shall not be deemed to limit the obligations of the Investor Shareholder under this Agreement.

11.11 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each of the Parties covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, shareholder, holder of beneficial interest or member of any Party or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any shareholder or any current or future member of any Party or any current or future director, officer, employee, partner, shareholder, holder of beneficial interest or member of any Party or of any Affiliate or assignee thereof, as such, for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.12 Governing Law; Severability; Limitation of Liability

(a) This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive Laws of the State of

New York, without giving effect to the choice of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that the matter in question is mandatorily required to be governed by Bermuda Law, in which case, subject to Section 11.12(d), it will be governed by the applicable provisions of such Law.

(b) All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.12(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.12(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Governing Documents, or (ii) any mandatory, non-waivable provision of the Bermuda Companies Act, such provision of the Governing Documents or the Bermuda Companies Act shall control. If any provision of the Bermuda Companies Act provides that it may be varied or superseded by an agreement of the Investor Shareholders or otherwise, such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(e) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(f) No Party hereto shall be liable to any of the other such Persons for punitive, special, exemplary or consequential Damages, including Damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and each Party releases each other Party from liability for any such Damages.

11.13 Enforceability. The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by applicable Law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their reasonable efforts to implement an alternative enforcement mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision. Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by Law or the provisions of this Agreement to be taken by the Parties but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, the Parties agree to act in accordance with such corporate formality or other procedure to the extent recommended by counsel to the Company and its Subsidiaries in the relevant jurisdiction.

11.14 Further Assurances. Each Party hereto or Person subject hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.15 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

11.16 Headings. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

11.17 Scope of Agreement. For purposes of this Agreement, Shares shall include (a) Shares which the Shareholders own as of the date hereof, (b) any of the Company’s share capital issued to the Shareholders or which the Shareholders may hereafter acquire after the date of this Agreement, and (c) all other securities of the Company which may be issued in exchange for or in respect of shares of capital stock beneficially owned by the Shareholders (whether by way of stock split, stock dividend, combination, reclassification, reorganization, or any other means).

11.18 Several Liability. Each of the Parties hereby acknowledges that the obligations of the Investors Shareholders under this Agreement are several (and not joint and several).

11.19 Defaults; No Circumvention of Agreement. A default by any Party to this Agreement in such Party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such Party hereunder shall not constitute a default by any other Party. No Shareholder or any of their respective Permitted Transferees may do indirectly, through the sale of capital stock of its or their Subsidiaries or otherwise, that which is not permitted by this Agreement.

11.20 Recapitalization. Except as otherwise provided in this Agreement, the provisions of this Agreement shall apply to any and all shares in the capital of the Company or any successor or assign of the Company (whether by merger, amalgamation, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, any recapitalization, reclassification, merger, amalgamation, consolidation, partial or complete liquidation, sale of assets, spin-off, stock dividend, split, distribution to shareholders or combination of the Shares or any other change in the Company’s capital structure, in order to preserve fairly and equitably as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Investor Shareholders have executed this Agreement as of the date first set forth above:

NDS GROUP HOLDINGS LIMITED

By:
Name:
Title:

NUCLOBEL LUX 1 S.ÀR.L.

By:
Name:
Title:

NUCLOBEL LUX 2 S.ÀR.L.

By:
Name:
Title:

NEWS CORPORATION

By:
Name:
Title:

NDS HOLDCO INC.

By:
Name:
Title:

EXHIBIT A

DEFINED TERMS

“Affiliate” shall mean, (a) with respect to any Nuclobel Investor, any other Person Controlled directly or indirectly by such Nuclobel Investor, Controlling directly or indirectly such Nuclobel Investor or directly or indirectly under the same Control as such Nuclobel Investor, or, in each case, a successor entity to such Nuclobel Investor; provided, however, that Affiliate shall not include any portfolio companies of the relevant Nuclobel Investor or its Affiliates; and provided further, for the avoidance of doubt, that all of the funds included in the definition of any Nuclobel Investor shall in any event be considered Affiliates of each other fund of such Nuclobel Investor; and (b) with respect to any Person who is not a Nuclobel Investor, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person (for the purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Agreement” shall have the meaning set forth in the Preamble.

“Audit Committee” shall have the meaning set forth in Section 3.3.

“Bermuda Companies Act” shall mean the Companies Act 1981 of Bermuda and any successor statute, as amended from time to time.

“Board” shall have the meaning set forth in Section 3.1.

“Board Committees” shall have the meaning set forth in Section 3.3.

“Board Independence Requirements” shall have the meaning set forth in Section 3.1(a).

“Bye-laws” shall mean the bye-laws of the Company, as amended from time to time.

“CEO” shall mean the Chief Executive Officer of the Company.

“Chairman” shall mean the Chairman of the Company.

“Change of Control” shall mean any transaction or series of related transactions (whether by merger, amalgamation, consolidation or sale or transfer of the Shares or assets (including stock of its Subsidiaries), or otherwise) as a result of which a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not one of the Investor Shareholders (or any Affiliate of such Investor Shareholder, or any officer, director, or employee of such Investor Shareholder or its Affiliates) obtains beneficial ownership, directly or indirectly, (i) of Shares which represent more then 50% of the total voting power in the Company or (ii) by lease, license, sale or otherwise, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Closing Date” shall mean the date of the closing of the sale of shares of Shares to the underwriters in the Initial Public Offering;

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Compensation Committee” shall have the meaning set forth in Section 3.3.

“Confidential Information” shall have the meaning specified in Section 7.3.

“Controlled Company” shall mean a company of which more than 50% of the voting power is beneficially owned by the Investor Shareholders.

“Creditors’ Rights” shall mean applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

“Damages” shall mean any taxes, losses, costs, expenses and fees (including reasonable out-of-pocket expenses), liabilities, obligations and claims of any kind, whenever incurred.

“Director” shall have the meaning set forth in Section 3.1.

“Effective Time” shall mean the closing of the Initial Public Offering.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Governing Documents” shall mean the Memorandum and Bye-laws.

“Governmental Authority” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Information” shall mean the books and records of the Company or any of its Subsidiaries and information relating to their respective properties, operations, financial condition and affairs.

“Initial Public Offering” shall mean the initial underwritten Public Offering of the Company registered on Form F-1 (or any successor form under the Securities Act and the rules promulgated thereunder, as amended from time to time).

“Insider Trading Policy” shall mean the insider trading policy in the agreed form, to be adopted by the Board on behalf of the Company and its direct and indirect Subsidiaries.

“Investor 1” shall have the meaning set forth in the Preamble.

“Investor 2” shall have the meaning set forth in the Preamble.

“Investor Designee” shall have the meaning set forth in Section 3.1(a).

“Investor Shareholders” shall mean, collectively, the Nuclobel Group and the News Group, and each individually shall be referred to as an “Investor Shareholder”.

“Lapse Date” shall have the meaning set forth in Section 6.1.

“Law” shall mean any applicable constitutional provision, statute, act, code (including the United States Internal Revenue Code of 1986, as amended from time to time), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the Bermuda Companies Act.

“Memorandum” shall mean the Memorandum of Association of the Company, as amended from time to time.

“NDS Holdco” shall have the meaning set forth in the Preamble.

“News Corporation” shall have the meaning set forth in the Preamble.

“News Group” shall have the meaning set forth in the Preamble.

“Nominating and Corporate Governance Committee” shall have the meaning set forth in Section 3.3.

“Nuclobel Group” shall have the meaning set forth in the Preamble.

“Nuclobel Investors” shall have the meaning set forth in the Preamble.

“Officer” shall mean any Person designated as an officer of the Company, but such term does not include any Person who has ceased to be an officer of the Company.

“Party” shall have the meaning set forth in the Preamble.

“Permitted Transferee” shall mean, in respect of any Person, (i) any Affiliate of such Person, or (ii) any successor entity or with respect to a Person organized as a trust, any successor trustee or co-trustee of such trust. In addition, any Person shall be a Permitted Transferee of the Permitted Transferees of itself and any member of an Investor Shareholder shall be a Permitted Transferee of any other member of such Investor Shareholder, provided that each such transferee (other than the Company) has agreed in writing to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the party transferring such Shares; provided further that the Transfer to any such Person is in compliance with all applicable laws.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Public Offering” shall mean a public offering and sale of equity securities for cash pursuant to an effective registration statement under the Securities Act and the rules promulgated thereunder, as amended from time to time.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and among the Nuclobel Group, the News Group, the Company and the other Shareholders listed therein, dated as of the date hereof.

“Representatives” shall mean such Investor Shareholder’s respective directors, managers, officers, partners, members, principals, employees, professional advisers and agents.

“Resign, Resigning or Resignation” shall mean the resignation, withdrawal or retirement of a Director from the Board.

“SEC” shall mean the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Secondary Offering” shall have the meaning set forth in Section 6.1.

“Secretary” shall mean the Secretary of the Company.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Shares” shall mean common shares, par value $0.[—] per share, of the Company.

“Shareholders” shall mean each of (i) News Corporation, (ii) NDS Holdco, (iii) Investor 1, (iv) Investor 2, (v) Persons who have acquired Shares from, and are Permitted Transferees of, any of them, and any combination of them, and (vi) such other Persons who become parties to this Agreement pursuant to the terms and conditions of this Agreement.

“Subsidiary” of a Person shall mean (i) any corporation or other entity a majority of the capital stock of which having ordinary voting power to elect a majority of the board of directors or similar body performing such governance functions is at the time owned, directly or indirectly, with power to vote, by such Person or any Subsidiary of such Person or (ii) a limited liability company (without voting securities), partnership, association or other business entity, in which a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. For the avoidance of doubt, it shall constitute a “Transfer” (i) if a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee or (ii) with respect to a holder of Shares which was formed for the purpose of holding Shares, there is a Transfer of the equity interests of such holder other than to a Permitted Transferee of such holder or of the party transferring the equity of such holder.